Limelight Networks Receives Favorable U.S. Court of Appeals for the Federal Circuit Ruling in Patent Infringement Case

TEMPE, Ariz., May 13, 2015 – Limelight Networks, Inc. (Nasdaq:LLNW) (“Limelight”), a global leader in digital content delivery, today announced that the United States Court of Appeals for the Federal Circuit has issued its opinion in case No. 09-1372, holding that Limelight Networks is not liable for infringing Akamai’s US Patent 6,108,703. Details of the opinion are available here. In the opinion authored by Circuit Judge Linn, the Court again held that direct infringement of a method claim occurs only “when all of the steps of the claim are performed by or attributed to a single entity.” The original lawsuit was filed in 2006. Many companies, organizations, and individuals have filed amicus briefs on Limelight’s behalf.
“We are pleased that the Federal Circuit panel again held in our favor,” stated Bob Lento, Limelight’s Chief Executive Officer. “We invest in intellectual property and respect the rules governing its use and will continue to protect the interests of our customers and shareholders. In this regard, we have used precious assets and time to defend our position, and we are very pleased with today’s outcome.”
About Limelight
Limelight Networks Inc., (NASDAQ: LLNW), a global leader in digital content delivery, empowers customers to better engage online audiences by enabling them to securely manage and globally deliver digital content, on any device. The company’s award winning Limelight Orchestrate™ platform includes an integrated suite of content delivery technology and services that helps organizations secure digital content, deliver exceptional multi-screen experiences, improve brand awareness, drive revenue, and enhance customer relationships — all while reducing costs.  For more information, please visit www.limelight.com, read our blog, follow us on Twitter, Facebook and LinkedIn and be sure to visit Limelight Connect.

famaPR on behalf of Limelight Networks
Ted Weismann, 617-986-5009
limelight@famapr.com
Investor inquiries: ir@llnw.com